Assured Guaranty Participates in Bond Purchase Agreement Allowing PREPA to Make Its Full Payment to Bondholders on July 1
Hamilton, Bermuda – July 1, 2015 - Bond insurance subsidiaries of Assured Guaranty Ltd. (NYSE:AGO)(together with its subsidiaries, Assured Guaranty) and other bond insurers will purchase $128 million of interest bearing bonds from the Puerto Rico Electric Power Authority (PREPA). The bond proceeds will replenish a portion of PREPA operating funds used to make the full $416 million payment of principal and interest due to its bondholders on July 1, 2015.
“This interim solution allows PREPA to make the scheduled principal and interest payments due July 1, giving all parties time to negotiate a permanent, consensual restructuring,” said Dominic Frederico, President and CEO. “Regardless of future developments, debt service payments to holders of Assured Guaranty-insured PREPA bonds remain protected by our guaranty.”
The participating bond insurers will fund the bond purchase on a pro rata basis, based on the par amount of the PREPA revenue bonds coming due on July 1, 2015 that each has insured, which is approximately $113 million for Assured Guaranty. Assured Guaranty’s pro rata cost to purchase the new bonds before the impact of Assured Guaranty’s approximately 35% reinsurance will be $72.6 million. The Assured Guaranty purchase will be made through Assured Guaranty Municipal Corp. and Assured Guaranty Corp.
The final principal payment on the bonds, along with interest, is payable on January 1, 2016.
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Any forward-looking statements made in this press release reflect Assured Guaranty’s current views with respect to future events and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These risks and uncertainties include, but are not limited to, those resulting from adverse developments in Puerto Rico or at PREPA, an inability or failure of creditors to negotiate and implement a consensual restructuring, litigation that has already been initiated or may be initiated in the future, governmental or legislative actions by Puerto Rico or the United States, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in Assured Guaranty’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of July 1, 2015. Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Robert Tucker, 212-339-0861
Managing Director, Investor Relations and Corporate Communications
rtucker@assuredguaranty.com
Media:
Ashweeta Durani, 212-408-6042
Vice President, Corporate Communications
adurani@assuredguaranty.com